FOR IMMEDIATE RELEASE
NEWS RELEASE

Pacira BioSciences Reports Third Quarter 2021 Financial Results

-- Third quarter GAAP net income of $17.7 million and adjusted EBITDA of $48.1 million --
-- Conference call today at 8:30 a.m. ET --

TAMPA, FL, November 3, 2021 - Pacira BioSciences, Inc. (Nasdaq: PCRX), the industry leader in its commitment to non-opioid pain management and regenerative health solutions, today reported financial results for the third quarter of 2021.

Third Quarter 2021 Financial Highlights

•Total revenues of $127.7 million
•GAAP net income of $17.7 million, or $0.40 per share (basic) and $0.39 per share (diluted)
•Adjusted EBITDA (non-GAAP) of $48.1 million

“Throughout the third quarter we made significant progress advancing our corporate growth strategy. We delivered solid topline growth and EXPAREL continues to significantly outpace the recovery of the elective surgery market, which is facing ongoing pandemic-related challenges. This underscores the growing adoption of EXPAREL in outpatient settings, non-elective procedures and beyond. October saw a positive shift in market dynamics, and we expect the fourth quarter to return to more robust year-over-year topline growth,” said David Stack, chairman and chief executive officer of Pacira. “Looking ahead, we are on track to achieve our 5-year objective for top-line annual growth in at least the high teens with operating margins greater than 50 percent. Our proposed acquisition of Flexion Therapeutics is expected to further diversify and grow our topline while providing meaningful synergies that deliver substantial accretion to our cash flows and earnings beginning in 2022. Importantly, this proposed acquisition strengthens our leadership position in opioid-sparing pain management.”

The company provides weekly EXPAREL utilization and elective surgery data within its investor presentation, which is accessible at investor.pacira.com.

Third Quarter 2021 Financial Results
•Total revenues were $127.7 million in the third quarter of 2021, versus the $117.5 million reported for the third quarter of 2020.
•EXPAREL net product sales were $121.9 million in the third quarter of 2021, versus the $113.7 million reported for the third quarter of 2020. The number of EXPAREL selling days were 64 in the third quarter of 2021, versus 65 in the third quarter of 2020.

•Third quarter 2021 iovera° net product sales were $4.2 million, versus the $2.7 million reported for the third quarter of 2020.
•Sales of bupivacaine liposome injectable suspension to a third-party licensee for use in veterinary practice were $0.7 million in the third quarter of 2021, versus the $0.4 million reported for the third quarter of 2020.
•Third quarter 2021 royalty and collaborative licensing and milestone revenues were $0.9 million, versus the $0.6 million reported for the third quarter of 2020.
•Total operating expenses were $96.3 million in the third quarter of 2021, versus the $99.9 million reported for the third quarter of 2020.
•Research and development (R&D) expenses were $11.6 million in the third quarter of 2021, compared to $14.7 million in the third quarter of 2020. R&D expenses included $4.7 million and $5.6 million of product development and manufacturing capacity expansion costs in the third quarters of 2021 and 2020, respectively.
•Selling, general and administrative (SG&A) expenses were $48.8 million in the third quarter of 2021, compared to $52.6 million in the third quarter of 2020.
•GAAP net income was $17.7 million, or $0.40 per share (basic) and $0.39 per share (diluted), in the third quarter of 2021, compared to GAAP net income of $130.1 million, or $3.03 per share (basic) and $2.94 per share (diluted), in the third quarter of 2020. Included in GAAP net income in the third quarter of 2020 was a $124.6 million income tax benefit related to the release of a valuation allowance on deferred tax assets.
•Non-GAAP net income was $32.5 million, or $0.73 per share (basic) and $0.72 per share (diluted), in the third quarter of 2021, compared to non-GAAP net income of $29.9 million, or $0.70 per share (basic) and $0.68 per share (diluted), in the third quarter of 2020.
•Adjusted EBITDA (non-GAAP) was $48.1 million in the third quarter of 2021, compared to $34.2 million in the third quarter of 2020.
•Pacira ended the third quarter of 2021 with cash, cash equivalents and short-term available-for-sale investments (“cash”) of $693.9 million. Cash provided by operations was $60.3 million in the third quarter of 2021, compared to $39.8 million in the third quarter of 2020.
•Pacira had 44.5 million basic and 45.5 million diluted weighted average shares of common stock outstanding in the third quarter of 2021.
See “Non-GAAP Financial Information” below.

Recent Business Highlights

•Acquisition of Flexion Therapeutics further expanding leadership position in non-opioid pain management. On October 11, 2021, Pacira and Flexion Therapeutics, Inc. announced a definitive agreement for Pacira to acquire Flexion for $8.50 per share in cash, plus one non-tradeable contingent value right (CVR) worth up to $8.00 per share in cash. The CVR is payable (subject to certain terms and conditions) in the event certain sales and/or regulatory milestones are achieved.

•New EXPAREL Patents. In October 2021, Pacira received two Notices of Allowance from the United States Patent and Trademark Office. One patent claims chemical composition of EXPAREL and the other claims a novel manufacturing process. After issuance, Pacira will submit the composition patent for listing in the FDA Approved Drug Products with Therapeutic Equivalence Evaluations (the Orange Book). The patents will have an expiration date of January 22, 2041.

•Commercial production underway with enhanced EXPAREL manufacturing process at Swindon facility. In September 2021, Pacira announced that it had successfully completed process validation and EXPAREL commercial production is underway at its custom 200-liter manufacturing suite in Swindon, England.

•Publication of Phase 3 study of EXPAREL infiltration in pediatric patients undergoing spinal or cardiac surgeries. In September 2021, Pacira announced that full results of its Phase 3 PLAY study of EXPAREL administered via infiltration in pediatric patients undergoing spinal or cardiac surgeries have been published in Journal of Clinical Anesthesia. The study, which was designed to establish the safety and pharmacokinetics (PK) of EXPAREL in a pediatric population, found the PK profile was comparable across age groups and generally consistent with the profile in adult patients.

Financial Guidance

The company’s net product sales were negatively impacted by the COVID-19 pandemic in 2020 due to the significant postponement or suspension in the scheduling of elective surgical procedures resulting from public health guidance and government directives. Elective surgery restrictions began to lift on a state-by-state basis in April 2020, allowing EXPAREL sales to return to year-over-year growth in June 2020. However, while many restrictions have since eased and COVID-19 vaccines become more widely available and administered to the general public, it is still unclear how long it will take the elective surgery market to normalize, or if restrictions on elective procedures will recur due to COVID-19 variant strains or otherwise. In order to provide greater transparency, the company is reporting monthly intra-quarter unaudited net product sales until it has gained enough visibility around the impacts of COVID-19. The company reports the number of selling days for EXPAREL to normalize for differences in reporting period growth rates. The company also provides weekly EXPAREL utilization and elective surgery data within its investor presentation, which is accessible at investor.pacira.com.

Today’s Conference Call and Webcast Reminder
The Pacira management team will host a conference call to discuss the company’s financial results and recent developments today, Wednesday, November 3, 2021, at 8:30 a.m. ET. To participate in the conference call, dial 1-877-845-0779 and provide the passcode 5562638. International callers may dial 1-720-545-0035 and use the same passcode. In addition, a live audio of the conference call will be available as a webcast. Interested parties can access the event through the “Events” page on the Pacira website at investor.pacira.com.

For those unable to participate in the live call, a replay will be available at 1-855-859-2056 (domestic) or 1-404-537-3406 (international) using the passcode 5562638. The replay of the call will be available for one week from the date of the live call. The webcast will be available on the Pacira website for approximately two weeks following the call.

Non-GAAP Financial Information
This press release contains financial measures that do not comply with U.S. generally accepted accounting principles (GAAP), such as non-GAAP net income, non-GAAP net income per common share, non-GAAP cost of goods sold, non-GAAP research and development (R&D) expense, non-GAAP selling, general and administrative (SG&A) expense and adjusted EBITDA, because these non-GAAP financial measures exclude the impact of items that management believes affect comparability or underlying business trends.

These measures supplement the company’s financial results prepared in accordance with GAAP. Pacira management uses these measures to better analyze its financial results, estimate its future cost of goods sold, R&D expense and SG&A expense outlook for 2021 and to help make managerial decisions. In management’s opinion, these non-GAAP measures are useful to investors and other users of our financial statements by providing greater transparency into the operating performance of Pacira and its future outlook. Such measures should not be deemed to be an alternative to GAAP requirements or a measure of liquidity for Pacira. Non-GAAP measures are also unlikely to be comparable with non-GAAP disclosures released by other companies. See the tables below for a reconciliation of GAAP to non-GAAP measures.

About Pacira BioSciences
Pacira BioSciences, Inc. (Nasdaq: PCRX) is the industry leader in its commitment to non-opioid pain management and regenerative health solutions to improve patients’ journeys along the neural pain pathway. The company’s long-acting local analgesic, EXPAREL® (bupivacaine liposome injectable suspension) was commercially launched in the United States in April 2012. EXPAREL utilizes the company’s unique and proprietary multivesicular liposome delivery technology that encapsulates drugs without altering their molecular structure, and releases them over a desired period of time. In April 2019, Pacira acquired the iovera° system, a handheld cryoanalgesia device used to deliver precise, controlled doses of cold temperature only to targeted nerves. To learn more about Pacira, including the corporate mission to reduce overreliance on opioids, visit www.pacira.com.

About EXPAREL®

EXPAREL (bupivacaine liposome injectable suspension) is indicated in patients 6 years of age and older for single-dose infiltration to produce postsurgical local analgesia, and in adults as an interscalene brachial plexus nerve block to produce postsurgical regional analgesia. Safety and efficacy have not been established in other nerve blocks. The product combines bupivacaine with multivesicular liposomes, a proven product delivery technology that delivers medication over a desired time period. EXPAREL represents the first and only multivesicular liposome local anesthetic that can be utilized in the peri- or postsurgical setting. By utilizing the multivesicular liposome platform, a single dose of EXPAREL delivers bupivacaine over time, providing significant reductions in cumulative pain scores with up to a 78 percent decrease in opioid consumption; the clinical benefit of the opioid reduction was not demonstrated. Additional information is available at www.EXPAREL.com.

Important Safety Information for Patients

EXPAREL should not be used in obstetrical paracervical block anesthesia. In studies in adults where EXPAREL was injected into a wound, the most common side effects were nausea, constipation, and vomiting. In studies in adults where EXPAREL was injected near a nerve, the most common side effects were nausea, fever, and constipation. In the study where EXPAREL was given to children, the most common side effects were nausea, vomiting, constipation, low blood pressure, low number of red blood cells, muscle twitching, blurred vision, itching, and rapid heartbeat. EXPAREL can cause a temporary loss of feeling and/or loss of muscle movement. How much and how long the loss of feeling and/or muscle movement depends on where and how much of EXPAREL was injected and may last for up to 5 days. EXPAREL is not recommended to be used in patients younger than 6 years old for injection into the wound, for patients younger than 18 years old for injection near a nerve, and/or in pregnant women. Tell your health care provider if you or your child has liver disease, since this may affect how the active ingredient (bupivacaine) in EXPAREL is eliminated from the body. EXPAREL should not be injected into the spine, joints, or veins. The active ingredient in EXPAREL can affect the nervous system and the cardiovascular system; may cause an allergic reaction; may cause damage if injected into the joints; and can cause a rare blood disorder.

About iovera°
The iovera° system is used to destroy tissue during surgical procedures by applying freezing cold. It can also be used to produce lesions in peripheral nervous tissue by the application of cold to the selected site for the blocking of pain. It is also indicated for the relief of pain and symptoms associated with osteoarthritis of the knee for up to 90 days. In one study, the majority of the patients suffering from osteoarthritis of the knee experienced pain and system relief beyond 150 days. The iovera° system’s “1×90” Smart Tip configuration (indicating one needle which is 90 mm long) can also facilitate target nerve location by conducting electrical nerve stimulation from a separate nerve stimulator. The iovera° system is not indicated for treatment of central nervous system tissue.

Important Safety Information
The iovera° system is contraindicated for use in patients with the following: Cryoglobulinemia; Paroxysmal cold hemoglobinuria; cold urticaria; Raynaud’s disease; open and/or infected wounds at or near the treatment line. Potential complications: As with any surgical treatment that uses needle-based therapy, there is potential for temporary site-specific reactions, including but not limited to: bruising (ecchymosis); swelling (edema); inflammation and/or redness (erythema); pain and/or tenderness; altered sensation (localized dysesthesia). Typically, these reactions resolve with no physician intervention. Patients may help the healing process by applying ice packs to the affected sites, and by taking over-the-counter analgesics.

Forward-Looking Statements
Any statements in this press release about Pacira’s future expectations, plans, trends, outlook, projections and prospects, and other statements containing the words ““believes,” “anticipates,” “plans,” “estimates,” “expects,” “intends,” “may,” “will,” “would,” “could,” “can” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements related to the anticipated consummation of the acquisition of Flexion and the timing and benefits thereof, Pacira’s strategy, plans, objectives, expectations (financial or otherwise) and intentions, future financial results and growth potential, anticipated product portfolio, development programs, patent terms and other statements that are not historical facts. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to, among others: risks related to Pacira’s ability to complete the transaction on the proposed terms and schedule or at all; whether the tender offer conditions will be satisfied; whether sufficient stockholders of Flexion tender their shares in the transaction; the outcome of legal proceedings that may be instituted against Flexion and/or others relating to the transaction; the failure (or delay) to receive the required regulatory approvals relating to the transaction; the possibility that competing offers will be made; risks associated with acquisitions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the transaction will not occur; the commercial success of ZILRETTA® (triamcinolone acetonide extended-release injectable suspension); risks related to future opportunities and plans for Flexion and its products, including uncertainty of the expected financial performance of Flexion and its products, including whether the milestones will ever be achieved; disruption from the proposed transaction, making it more difficult to conduct business as usual or maintain relationships with customers, employees or suppliers; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the possibility that if Pacira does not achieve the perceived benefits of the proposed transaction as rapidly or to the extent anticipated by financial analysts or investors, the market price of Pacira’s shares could decline; the impact of the COVID-19 pandemic on elective surgeries, our manufacturing and supply chain, global and U.S. economic conditions, and our business and results of operations; the success of Pacira’s sales and manufacturing efforts in support of the commercialization of EXPAREL and iovera°; the rate and degree of market acceptance of EXPAREL and iovera°; the size and growth of the potential markets for EXPAREL and iovera° and Pacira’s ability to serve those markets; Pacira’s plans to expand the use of EXPAREL and iovera° to additional indications and opportunities, and the timing and success of any related clinical trials for EXPAREL and iovera°; the related timing and success of United States Food and Drug Administration supplemental New Drug Applications; our plans to evaluate, develop and pursue additional multivesicular liposome-based product candidates; the approval of the commercialization of our products in other jurisdictions; clinical trials in support of an existing or potential multivesicular liposome-based product; our commercialization and marketing capabilities and our ability to successfully construct an additional EXPAREL manufacturing suite in San Diego, California; the outcome of any litigation; the ability to successfully integrate any future acquisitions into Pacira’s existing business, including Flexion; and the recoverability of Pacira’s deferred tax assets; assumptions associated with contingent consideration payments and other factors discussed in the “Risk Factors” of each of Pacira’s and Flexion’s most recent Annual Report on Form 10-K and in other filings that Pacira and Flexion periodically make with the Securities and

Exchange Commission. In addition, the forward-looking statements included in this press release represent Pacira’s views as of the date of this press release. Important factors could cause actual results to differ materially from those indicated or implied by forward-looking statements, and as such Pacira anticipates that subsequent events and developments will cause its views to change. However, while Pacira may elect to update these forward-looking statements at some point in the future, Pacira specifically disclaims any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing Pacira’s views as of any date subsequent to the date of this press release.

###

Investor Contact:
Susan Mesco, (973) 451-4030
susan.mesco@pacira.com

Media Contact:
Coyne Public Relations
Kristin Capone, (973) 588-2108
kcapone@coynepr.com

(Tables to Follow)

Pacira BioSciences, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$134,036	$99,957
Short-term available-for-sale investments	559,822	421,705
Accounts receivable, net	49,975	53,046
Inventories, net	67,209	64,650
Prepaid expenses and other current assets	11,310	12,265
Total current assets	822,352	651,623
Long-term available-for-sale investments	—	95,459
Fixed assets, net	159,235	136,688
Right-of-use assets, net	69,790	74,492
Goodwill	99,547	99,547
Intangible assets, net	90,621	96,521
Deferred tax assets	93,265	106,164
Investments and other assets	21,192	14,019
Total assets	$1,356,002	$1,274,513

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,895	$10,431
Accrued expenses	50,798	70,974
Lease liabilities	5,879	7,425
Convertible senior notes (1)	155,751	149,648
Contingent consideration	5,070	14,736
Income taxes payable	395	114
Total current liabilities	225,788	253,328
Convertible senior notes (2)	326,146	313,030
Lease liabilities	66,784	71,025
Contingent consideration	11,129	13,610
Other liabilities	7,553	3,832
Total stockholders’ equity	718,602	619,688
Total liabilities and stockholders’ equity	$1,356,002	$1,274,513
(1) Relates to our 2.375% convertible senior notes due 2022, which are currently convertible.
(2) Relates to our 0.750% convertible senior notes due 2025, which are not currently convertible.

Pacira BioSciences, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net product sales:
EXPAREL	$121,926	$113,714	$366,663	$288,029
Bupivacaine liposome injectable suspension	683	449	2,465	2,430
Total EXPAREL / bupivacaine liposome injectable suspension net product sales	122,609	114,163	369,128	290,459
iovera°	4,182	2,726	11,264	6,391
Total net product sales	126,791	116,889	380,392	296,850
Collaborative licensing and milestone revenue	—	—	125	—
Royalty revenue	931	595	1,822	1,823
Total revenues	127,722	117,484	382,339	298,673

Operating expenses:
Cost of goods sold	34,651	29,993	101,248	82,031
Research and development	11,578	14,651	40,031	44,090
Selling, general and administrative	48,807	52,561	148,142	140,683
Amortization of acquired intangible assets	1,967	1,967	5,900	5,900
Acquisition-related (gains) charges, product discontinuation and other	(714)	692	1,305	(1,599)
Total operating expenses	96,289	99,864	296,626	271,105
Income from operations	31,433	17,620	85,713	27,568

Other (expense) income:
Interest income	177	1,025	816	3,936
Interest expense	(7,333)	(7,132)	(21,327)	(18,609)
Loss on early extinguishment of debt	—	(8,071)	—	(8,071)
Other, net	(46)	2,708	(2,600)	2,571
Total other expense, net	(7,202)	(11,470)	(23,111)	(20,173)
Income before income taxes	24,231	6,150	62,602	7,395
Income tax (expense) benefit	(6,571)	123,969	(15,492)	123,613
Net income	$17,660	$130,119	$47,110	$131,008

Net income per share:
Basic net income per common share	$0.40	$3.03	$1.07	$3.09
Diluted net income per common share	$0.39	$2.94	$1.03	$3.02
Weighted average common shares outstanding:
Basic	44,476	42,928	44,151	42,393
Diluted	45,463	44,275	45,674	43,333

Pacira BioSciences, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
GAAP net income	$17,660	$130,119	$47,110	$131,008

Non-GAAP adjustments:
Collaborative licensing and milestone revenue	—	—	(125)	—
Acquisition-related (gains) charges, product discontinuation and other	(714)	692	1,305	(1,599)
Flexion transaction costs	951	—	951	—
Stock-based compensation	10,784	10,954	31,356	29,024
Loss on early extinguishment of debt	—	8,071	—	8,071
Amortization of debt discount	5,844	5,430	17,245	12,684
Amortization of acquired intangible assets	1,967	1,967	5,900	5,900
Loss (gain) on investment	—	(2,771)	2,584	(2,779)
Release of valuation allowance on deferred tax assets	—	(124,572)	—	(124,572)
Tax impact of non-GAAP adjustments	(3,959)	—	(14,007)	—
Total Non-GAAP adjustments	14,873	(100,229)	45,209	(73,271)

Non-GAAP net income	$32,533	$29,890	$92,319	$57,737

GAAP basic net income per common share	$0.40	$3.03	$1.07	$3.09
GAAP diluted net income per common share	$0.39	$2.94	$1.03	$3.02

Non-GAAP basic net income per common share	$0.73	$0.70	$2.09	$1.36
Non-GAAP diluted net income per common share	$0.72	$0.68	$2.02	$1.33

Weighted average common shares outstanding - basic	44,476	42,928	44,151	42,393
Weighted average common shares outstanding - diluted	45,463	44,275	45,674	43,333

Cost of goods sold reconciliation:
GAAP cost of goods sold	$34,651	$29,993	$101,248	$82,031
Stock-based compensation	(1,512)	(1,546)	(4,429)	(4,050)
Non-GAAP cost of goods sold	$33,139	$28,447	$96,819	$77,981

Research and development reconciliation:
GAAP research and development	$11,578	$14,651	$40,031	$44,090
Stock-based compensation	(1,156)	(1,401)	(3,591)	(3,944)
Non-GAAP research and development	$10,422	$13,250	$36,440	$40,146

Selling, general and administrative reconciliation:
GAAP selling, general and administrative	$48,807	$52,561	$148,142	$140,683
Flexion transaction costs	(951)	—	(951)	—
Stock-based compensation	(8,116)	(8,007)	(23,336)	(21,030)
Non-GAAP selling, general and administrative	$39,740	$44,554	$123,855	$119,653

Pacira BioSciences, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA (Non-GAAP)
(in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
GAAP net income	$17,660	$130,119	$47,110	$131,008

Interest income	(177)	(1,025)	(816)	(3,936)
Interest expense (1)	7,333	7,132	21,327	18,609
Income tax expense (benefit)	6,571	(123,969)	15,492	(123,613)
Depreciation expense	3,763	3,070	9,578	8,947
Amortization of acquired intangible assets	1,967	1,967	5,900	5,900
EBITDA	37,117	17,294	98,591	36,915

Other adjustments:
Acquisition-related (gains) charges, product discontinuation and other	(714)	692	1,305	(1,599)
Flexion transaction costs	951	—	951	—
Stock-based compensation	10,784	10,954	31,356	29,024
Loss on early extinguishment of debt	—	8,071	—	8,071
Collaborative licensing and milestone revenue	—	—	(125)	—
Loss (gain) on investment	—	(2,771)	2,584	(2,779)
Adjusted EBITDA (Non-GAAP)	$48,138	$34,240	$134,662	$69,632
(1) Includes amortization of debt discount

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) includes GAAP to non-GAAP adjustments that reflect how the Company’s management analyzes its financial results. The adjusted EBITDA figures presented here are unlikely to be comparable with adjusted EBITDA disclosures released by other companies.